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                 THE LOEWEN GROUP INC. RETENTION INCENTIVE PLAN

1.       PURPOSE.

         The purpose of The Loewen Group Inc. Retention Incentive Plan (the "Plan") is to retain key management employees of the Company through the 1999 calendar year.

2.       DEFINITIONS.

         As used throughout the Plan, the following words and phrases shall have the following meanings, unless otherwise clearly or necessarily indicated by context:

         (a)      BOARD. "Board" means the Board of Directors of the Company.

         (b) CAUSE. "Cause" means (i) neglect of duty, dishonesty or misconduct in matters involving the Employer or the performance of services for the Employer, (ii) loss of qualification of licensure, (iii) stealing or unlawful use of Employer property or monies, (iv) continued willful insubordination after reasonable warning or reprimand, (v) commission of a felony or any crime requiring intent or moral turpitude, (vi) a violation of the Employer's anti-harassment and/or drug use policies or (vii) actively and intentionally pursuing interests of a competitor to the detriment of the financial interests of the Employer.

         (c) CEMETERY REGIONAL OPERATIONS MANAGEMENT. "Cemetery Regional Operations Management" means Vice Presidents, Controllers and Managers responsible for the oversight of the Employers' cemetery operations in particular geographic regions of the United States and Canada.

         (d) COMMITTEE. "Committee" means the Compensation Committee of the Board or such other committee of the Board authorized by the Board to administer the Plan.

         (e)      COMPANY. "Company" means The Loewen Group Inc.

         (f) CORPORATE STAFF. "Corporate Staff" means the group consisting of those Company and LGII Vice Presidents (who are not Senior Corporate Executives), Directors, Senior Managers, Managers and Professional and Technical Support Personnel responsible for general corporate affairs, but excluding the Select Corporate Staff.

         (g) EFFECTIVE DATE. "Effective Date" means, as to any individual, the date on which the individual executes a Release Agreement and thereby becomes an Eligible Employee.

         (h) ELIGIBLE EMPLOYEE. "Eligible Employee" means those full-time employees who are Senior Corporate Executives, Corporate Staff, Select Corporate Staff, Operations Country Management, Cemetery Regional Operations Management and Funeral Home Regional Operations Management and New Hires, in each case, who execute a Release Agreement.

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         (i)      EMPLOYER. "Employer" means each of the Company and those of its divisions, subsidiaries and operating units, as are set forth on Exhibit A hereto, as such Exhibit may be amended from time to time.

         (j) FUNERAL HOME REGIONAL OPERATIONS MANAGEMENT. "Funeral Home Regional Operations Management" means Vice Presidents, Controllers and Managers responsible for the oversight of the Employers' funeral home operations in particular geographic regions of the United States and Canada.

         (k)      LGII. "LGII" means Loewen Group International Inc.

         (l) NEW HIRE. "New Hire" means an employee hired by an Employer after the Petition Date in, or promoted after the Petition Date to, one of the categories of Eligible Employees; provided, however that such hiring or promotion occurs on or before October 1, 1999.

         (m) OPERATIONS COUNTRY MANAGEMENT. "Operations Country Management" means the Company's and LGII's Executives, Vice President and Controller responsible for the oversight of the Employers' operations in the United States and Canada.

         (n)      PETITION DATE. "Petition Date" means June 1, 1999.

         (o) RELEASE AGREEMENT. "Release Agreement" means an agreement, in a form that is acceptable to the Employer, under which the Eligible Employee, among other things, releases and waives any rights, claims or entitlements that he or she may have at law or under existing employment or consulting agreements or company programs.

         (p) RETENTION INCENTIVE PAYMENT. "Retention Incentive Payment" shall have the meaning ascribed to it in Section 4 hereof.

         (q) SALARY. "Salary" means an Eligible Employee's annualized base salary as of a particular date, without regard to any bonus, severance, incentive or other similar payments.

         (r) SELECT CORPORATE STAFF. "Select Corporate Staff" means the seven members of the Corporate Staff listed on Exhibit B hereto.

         (s) SENIOR CORPORATE EXECUTIVES. "Senior Corporate Executives" means the group consisting of the Company's and LGII's Chairman of the Board; Chief Executive Officer; Executive Vice President, Administration; Senior Vice President, Legal; Chief Financial Officer; Senior Vice President, Legal; Chief Information Officer; Controller; Treasurer; Corporate Secretary; and certain other Vice Presidents and Department Heads responsible for general corporate affairs.

         (t) VESTING DATE. "Vesting Date" means, with respect to Eligible Employees other than New Hires, (i) September 30, 1999 and
                  (ii) December 31, 1999, and with respect to New Hires, December 31, 1999.

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3.       COVERAGE PERIOD.

         The Plan is effective as of the Effective Date with respect to Eligible Employees and shall terminate when all payments earned hereunder have been paid to Eligible Employees.

4.       RETENTION INCENTIVE PAYMENT.

         (a) Provided an Eligible Employee remains in the continuous, active employ of an Employer from the Effective Date through and including an applicable Vesting Date and subject to the terms and conditions of the Plan, an Eligible Employee shall be entitled to receive a Retention Incentive Payment.

         (b) Subject to Section 4(c) hereof, the Retention Incentive Payment shall be equal to a percentage of an Eligible Employee's Salary as of an applicable Vesting Date, with the percentages of Salary corresponding with each Vesting Date for all Eligible Employees set forth in the table below:

      EMPLOYEE CATEGORY                                                 SEPTEMBER 30,                DECEMBER 31,
                                                                             1999                       1999
      Senior Corporate Executives
               Chief Executive Officer                                        0%                         25%
               Tier 1:  Administration, Finance,                              0%                         25%
                        Legal
               Tier 2:  Human Resources, MIS,   Controller,                   0%                         20%
                        Treasurer and Corporate Secretary
               Tier 3:  Vice Presidents/Functional                            0%                         15%
                        Head
      Corporate Staff                                                         0%                         10%
      Select Corporate Staff                                                 25%                         10%
      Operations Country Management
               Country Executives                                             0%                         25%
               Vice President                                                 0%                         20%
               Group Controller                                               0%                         15%
      Cemetery Regional Operations Management
               Regional Vice Presidents                                       5%                         15%
               Vice Presidents                                                5%                         10%
               Controllers                                                    5%                         10%
               Regional Managers-Cemetery                                     5%                         15%
               Regional Managers-Adv Plann                                    5%                         10%
      Funeral Home Regional Operations Management                             5%                         0%

         (c) With respect to New Hires, the Retention Incentive Payment shall be prorated based on the ratio of such New Hire's number of months of service as a New Hire prior to the Vesting Date compared to 12 months. Notwithstanding anything herein to the contrary, this proration requirement shall not apply to the New Hires

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                  listed on Exhibit C hereto; such New Hires shall
                  receive a Retention Incentive Payment without regard to this
                  Section 4(c). No Retention Incentive Payments will be payable to New Hires in the employee categories eligible for such payments on September 30, 1999.

         (d)      Notwithstanding anything herein to the contrary:

                  (i) Subject to Section 4(d)(ii) hereof, an Eligible Employee shall not be entitled to a Retention Incentive Payment with respect to a particular Vesting Date if such Eligible Employee's employment with his or her Employer is terminated for any reason, including, without limitation, death, disability, retirement or a termination for Cause prior to such Vesting Date.

                  (ii) Notwithstanding the provisions of Section 4(d)(i) hereof, if an Eligible Employee's employment with his or her Employer is terminated prior to a Vesting Date by his or her Employer without Cause, such Eligible Employee shall be entitled to receive all Retention Incentive Payments that the Eligible Employee would have been entitled to receive under the Plan had such termination not occurred and the Eligible Employee had remained in the continuous employ of his or her Employer from the Effective Date through and including the last Vesting Date. Such payment shall be paid to the Eligible Employee in a lump sum cash payment within fifteen (15) days of such termination without Cause.

                  A transfer of employment from one Employer to another Employer (or to another affiliate of the Company) shall not be considered a termination of employment hereunder.

         (e) In addition to the payments described above, the Employers have established a reserve of $500,000 to be available to provide, if the Committee so decides, Retention Incentive Payments hereunder, on a case-by-case basis, to employees of the Employers under circumstances that may arise and that are not otherwise addressed herein. Such payments shall be in the sole discretion of the Committee.

5.       FORM AND TIMING OF RETENTION INCENTIVE PAYMENTS.

         Subject to the provisions of Section 4 hereof, Retention Incentive Payments shall be paid to Eligible Employees in a lump sum cash payment within fifteen (15) days of the applicable Vesting Date.

6.       ADMINISTRATION.

         (a) PLAN ADMINISTRATION. The Committee shall administer the Plan. The Committee shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan.

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         (b)      POWERS AND DUTIES OF COMMITTEE. The Committee shall have the full discretionary power and authority to construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); to determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; to establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; to delegate responsibilities to others to assist it in administering the Plan; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Committee shall be entitled to rely on the records of the Employer in determining any Eligible Employee's entitlement to and the amount of benefits payable under the Plan.

         (c) ARBITRATION. Any dispute, controversy or claim arising out of or relating to any Plan benefit, including, without limitation, any dispute, controversy or claim as to whether the decision of the Committee respecting the benefits under this Plan or interpretation of this Plan is arbitrary and capricious, shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution or the Rules of the Arbitration and Mediation Institute of Canada, as appropriate. The Eligible Employee must request arbitration in writing within the limitations period set by applicable state, provincial or federal law.

                  The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within 30 days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the American Arbitration Association (the "AAA") or the Arbitration and Mediation Institute of Canada ("AMI"), as applicable. The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules or similar process of the AMI, except that, if the parties fail to select an arbitrator from one or more panels, neither AAA nor AMI shall have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected.

                  All fees and expenses of the arbitration, including a transcript if requested, will be shared by the parties equally. The arbitrator shall have no power to amend, add to or subtract from this Plan. The award shall be admissible in any court or agency action seeking to enforce or render unenforceable this Plan or any portion thereof. Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act if applicable or such other legislation as may be applicable in the jurisdiction where the Eligible Employee ordinarily is a resident.

         (d) INDEMNIFICATION. Neither the Employers, the Board, the Committee, nor any member of the Board or Committee, nor any officer or employee of any Employer shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan. Any action taken or omitted to be taken by any such person in good faith reliance on the advice of any accountant,

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                  attorney or other advisor retained by the Committee or the
                  Employer shall be conclusively presumed not to involve gross negligence or willful misconduct. The members of the Board and the Committee and the officers and employees of any Employer shall be indemnified by the applicable Employer with respect to any such liability to the fullest extent permitted by applicable laws, rules and regulations.

7.       UNFUNDED OBLIGATION.

         All benefits payable under this Plan shall constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer of the Eligible Employee. This Plan shall constitute solely an unsecured promise by each Employer to pay severance benefits to employees to the extent provided herein.

8.       INALIENABILITY OF BENEFITS.

         No Eligible Employee shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor shall any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition shall be null and void.

9.       WITHHOLDING.

         The Employer shall have the right to withhold from any amounts payable under this Plan such federal, state, provincial and local taxes or any other amounts that may be required by law to be withheld.

10.      AMENDMENT OR TERMINATION.

         The Company reserves the right to amend or terminate the Plan at any time without prior notice to or the consent of an employee. However, no amendment or termination shall adversely affect the rights of any Eligible Employee whose employment terminates prior to such amendment or termination. In addition, the Plan may not be amended so as to reduce benefits payable, or terminated, prior to the date when all amounts payable hereunder have been paid to Eligible Employees. However, any employee whose employment continues after amendment of the Plan shall be governed by the terms of the Plan as so amended. Any employee whose employment continues after termination of the Plan shall have no right to a benefit under the Plan.

11.      BREACH.

         In the event that an Eligible Employee breaches any of his or her obligations under the Plan or any other documents or instruments executed herewith (including, without

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         limitation, the Release Agreement), the Company shall have the right to demand the repayment ofall or a portion of any amounts paid to the Eligible Employee under the Plan and, in addition, (a) the Company shall have no further obligation to that Eligible Employee pursuant to the Plan and (b) that Eligible Employee shall pay any expenses or damages incurred by the Company or the applicable Employer as a result of said breach, including all costs incurred by the Company or the applicable Employer, including reasonable attorneys' fees, in defending against any claims related to or arising from said breach.

12.      PLAN NOT A CONTRACT OF EMPLOYMENT; EMPLOYER'S POLICIES CONTROL.

         Nothing contained in this Plan shall give an Eligible Employee the right to be retained in the employment of an Employer. This Plan is not a contract of employment between the Employer and any Eligible Employee.

         Any dispute involving issues of employment other than claims for benefits under this Plan shall be governed by the appropriate employment dispute resolution policies and procedures of the Employer.

13.      ACTION BY AN EMPLOYER.

         Unless expressly indicated to the contrary herein, any action required to be taken by the Employer may be taken by action of its board of directors or by any appropriate officer or officers traditionally responsible for such determination or actions, or such other individual or individuals as may be designated by the board of directors or any such officer.

14.      GOVERNING LAW.

         The Plan shall be governed by and construed in accordance with the laws of the jurisdiction in which the Eligible Employee ordinarily is a resident.

15.      SEVERABILITY.

         If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

16.      SUCCESSORS.

         The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree expressly to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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         IN WITNESS WHEREOF, the Company has caused this Plan to be adopted as of the _________ day of October, 1999.

                                                    THE LOEWEN GROUP INC.

                                                    By:  _____________________

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                                                                       EXHIBIT A

                             PARTICIPATING EMPLOYERS

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                                                                       EXHIBIT B

                             SELECT CORPORATE STAFF

                                 Ronald Costigan
                                 Charles Kizina
                                  Drew Gauntley
                                  Doug Routley
                                  Martin Carsky
                                  Jocelyn Chang
                                  Dave Senklar

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                                                                       EXHIBIT C

                                EXEMPT NEW HIRES

                               Michael Cornelissen

                                       11